WORLD HEADQUARTERS
[GRAPHIC OMITTED]                                         6718 W. Plank Rd.
                                                       Peoria, IL 61604 USA
                                                           Ph: 309-697-4400
                                                          FAX: 309-697-5612
                                                           [OBJECT OMITTED]

FOR FURTHER INFORMATION:

Al Dix
Chief Financial Officer
(309) 633-6809
al_dix@rohnnet.com

               ROHN ANNOUNCES MAJORITY STOCKHOLDER'S CONSENT
                    TO SALE OF ASSETS TO PLATINUM EQUITY
                  UPON SATISFACTION OF VARIOUS CONDITIONS

PEORIA, IL, DECEMBER 19, 2002 - ROHN Industries (NASDAQ: ROHN), a provider of infrastructure equipment for the telecommunications industry, announced today that its majority stockholder, the UNR Asbestos-Disease Claims Trust, has executed a written consent to the previously announced sale of substantially all of the Company's assets to an affiliate of Platinum Equity LLC, a Los Angeles-based private equity firm. The Trust's consent is subject to the satisfaction of various conditions, including the execution of documentation providing for the payment to ROHN's stockholders of an aggregate of $3.5 million, or approximately 8 cents per share, of the proceeds from the sale of assets to Platinum Equity and the tax refund the Company expects to receive as a result of the transaction. Although the Company expects that this condition, as well as the other conditions to the Trust's consent, will be satisfied, there can be no assurance that the transaction will be consummated. Even if the transaction is consummated, there can be no assurance as to the total amount and timing of any payments to the Company's stockholders. There are ongoing discussions among the Company, the Trust and the Company's bank lenders regarding these matters.

ROHN also announced today that it has entered into an amendment to its bank credit facility. Under this amendment, the bank lenders have increased the availability under the revolving portion of the credit facility from $18 million to $21 million for the period from December 17, 2002 through December 31, 2002. In addition, the bank lenders have agreed to permit $750,000 of the proceeds from the expected sale of the Company's facilities located in Casa Grande, Arizona to be used to repay outstanding revolving loans rather than term loans, which will have the effect of preserving that amount of availability under the revolving portion of the credit facility. The bank lenders have also agreed to defer until December 31, 2002 a $1.5 million principal payment that would have been due on December 1, 2002.

ROHN Industries, Inc. is a manufacturer and installer of telecommunications infrastructure equipment for the wireless industry. Its products are used in cellular, PCS, radio and television broadcast markets. The company's products and services include towers, design and construction, poles and antennae mounts. ROHN has ongoing manufacturing locations in Peoria, Illinois and Frankfort, Indiana along with a sales office in Mexico City, Mexico.

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Statements in this press release include "forward-looking statements"
within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to sales and earning expectations, expected demand and other statements of outlook. The actual results and effects could differ materially from those currently anticipated in our forward-looking statements. Factors and risks that could cause such differences include, but are not limited to: the ability of the Company to obtain the approval of the lenders under the Credit Agreement to the Platinum Equity transaction; Platinum Equity's exercise of any termination rights in the asset purchase agreement; the failure of the conditions to the Trust's consent to the Platinum Equity transaction to be satisfied; wireless and fiber optic communications industry capital spending; the ability of our customers to secure adequate financing; elections by customers to terminate or delay previously placed orders; the effects of competition, particularly on pricing and margins; our implementation of our growth objectives in foreign markets; our indebtedness, which could restrict our operations, making us more vulnerable to adverse economic conditions and making it more difficult for us to implement our business strategy; liquidity problems that confront or may confront us; our failure to enter into an amendment to our Credit Agreement to waive or cure existing defaults thereunder; our inability to obtain bonding required for certain customer contracts or potential contracts; our Commonwealth of Pennsylvania construction project staying on its currently anticipated schedule; and regulatory changes affecting our industry. The cautionary statement contained in Exhibit 99.1 to ROHN's Form 10-K is incorporated herein by reference. Our forward-looking statements are given as of the date of this release and we are not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.